Exhibit 4.3

INSTRUCTIONS FOR USE OF PRICESMART, INC.

COMMON STOCK RIGHTS CERTIFICATES

CONSULT MELLON INVESTOR SERVICES LLC OR YOUR BANK OR BROKER

AS TO ANY QUESTIONS

EXERCISABLE ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON             ,                  , 2004, TO EXERCISE A RIGHT AT A SUBSCRIPTION PRICE OF $7 (THE “$7 EXPIRATION TIME”), AND EXERCISABLE AFTER SUCH DATE AND TIME AND ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON             ,                  , 2004, TO EXERCISE A RIGHT AT A SUBSCRIPTION PRICE OF $8, UNLESS EXTENDED BY THE COMPANY (THE “$8 EXPIRATION TIME”).

The following instructions relate to a rights offering (the “Rights Offering”) by PriceSmart, Inc., a Delaware corporation (the “Company”), to the holders of common stock, par value $.0001 per share (“Common Stock”), of the Company as described in the Company’s prospectus, dated                          , 2004 (the “Prospectus”). Stockholders of record at the close of business on November 24, 2004 (the “Record Date”), are receiving one transferable subscription right for each share of the Common Stock held by them at the Record Date. Holders of Common Stock are receiving transferable subscription rights (“Rights”) to acquire shares of Common Stock.

Each Right is exercisable, upon payment of $7 or $8 per share, as the case may be (in either case, the “Subscription Price”), to purchase 1.5 shares of Common Stock (the “Subscription Privilege”).

No fractional shares or cash in lieu thereof will be issued or paid. Instead, the number of shares of Common Stock each rights holder is entitled to acquire has been rounded upward to the nearest whole share.

The Subscription Price for Common Stock is payable by certified check, bank draft or money order, in each case payable to the Subscription Agent.

To exercise a Right at a Subscription Price of $7, you must do so on or before the $7 Expiration Time or to exercise a right at a Subscription Price of $8, you must do so after the $7 Expiration Time and on or before the $8 Expiration Time. It is anticipated that the Rights will be traded on the Nasdaq National Market under the symbol “PSMTR” until the close of business on the last trading day before the $8 Expiration Time. The Company cannot assure you that a trading market for the Rights will develop.

The number of Rights to which a holder of a “Rights Certificate” is entitled is printed on the face of that holder’s Rights Certificate. You should indicate your wishes with regard to the exercise, assignment, transfer or sale of your Rights by completing the Rights Certificate and returning it to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE $7 EXPIRATION TIME OR THE $8 EXPIRATION TIME, AS THE CASE MAY BE. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.

1.	Subscription Privilege.

To exercise Rights, deliver your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Privilege, to the Subscription Agent.

Payment of the applicable Subscription Price must be made for the full number of shares of Common Stock being subscribed for by certified check, bank draft or money order payable to Mellon Investor Services LLC, as Subscription Agent. THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE SUBSCRIPTION AGENT ONLY UPON THE RECEIPT BY THE SUBSCRIPTION AGENT OF ANY CERTIFIED CHECK OR BANK DRAFT DRAWN UPON A U.S. BANK OR OF ANY POSTAL, TELEGRAPHIC OR EXPRESS MONEY ORDER AS PROVIDED ABOVE.

As an alternative to delivering your properly completed and executed Rights Certificate, you may cause a written guarantee substantially in the form enclosed herewith (the “Notice of Guaranteed Delivery”) from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature medallion guarantee program acceptable to the Subscription Agent (each of the foregoing being an “Eligible Institution”), to be delivered to the Subscription Agent at or prior to the $7 Expiration Time or the $8 Expiration Time, as the case may be, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate, the number of shares of Common Stock being subscribed for pursuant to the Subscription Privilege, and will guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Certificate within three business days following the $7 Expiration Time or the $8 Expiration Time, as the case may be. If this procedure is followed, your Rights Certificate must be delivered to the Subscription Agent within three business days following the $7 Expiration Time or the $8 Expiration Time, as the case may be. If the Subscription Agent receives documents related to an exercise of Rights at a Subscription Price of $7 after the $7 Expiration Time, your subscription amount will be returned to you.

Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent, at the address, or by calling the telephone number, indicated below.

Banks, brokers, trusts, depositaries or other nominee holders of the Rights who exercise the Rights on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company on a Nominee Holder Certification Form the number of shares of Common Stock being subscribed for pursuant to the Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting and the applicable Subscription Price. The address and telecopier numbers of the Subscription Agent are as follows:

By Mail:	By Overnight Courier:	By Hand:
PriceSmart, Inc. C/O Mellon Investor Services LLC Attention: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	PriceSmart, Inc. C/O Mellon Investor Services LLC Attention: Reorganization Dept. 85 Challenger Road, 2nd Floor Overpeck Centre Ridgefield Park, NJ 07660	PriceSmart, Inc. C/O Mellon Investor Services LLC Attention: Reorganization Dept. 120 Broadway, 13th Floor New York, New York 10271

Facsimile Transmission: (Eligible Institutions Only) (201) 296-4293	To confirm receipt of facsimile only: (201) 296-4860

The address and telephone numbers of the Information Agent, for inquiries, information or requests for additional documentation with respect to the Rights are as follows:

Mellon Investor Services LLC

85 Challenger Road, 2nd Floor

Overpeck Centre

Call Toll Free: (888) 684-7182

If you exercise less than all of the Rights evidenced by your Rights Certificate, you may either (a) check box “E” and complete Section 2 of your Rights Certificate to transfer your remaining unexercised Rights to a designated transferee or to assign them to a bank or broker to sell for you, (b) check box “C” and complete Section 1 of your Rights Certificate to direct the Subscription Agent to attempt to sell the unexercised Rights on your behalf, or (c) check box “D” and complete Section 1 of your Rights Certificate and the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Rights (see Section 4 of these “Instructions for Use of PriceSmart, Inc. Common Stock Rights Certificates”). When completing such instructions, consider that you may only transfer, request that the Subscription Agent sell, or divide your Rights Certificate into, whole Rights. In addition, if you only transfer, or request that the Subscription Agent sell, part of your Rights, you may only transfer, or request that the Subscription Agent sell, such number of whole Rights as will result in the transferee or purchaser, as applicable, receiving a whole number of shares of Common Stock if the transferee or purchaser exercises its Subscription Privilege in respect of the Rights transferred or sold. Also consider that the Subscription Agent will not divide your Rights Certificate so that (through rounding or otherwise) you, together with any purchaser or transferee of part of your Rights (if applicable), will receive Rights entitling the rights holders of the new Rights Certificates resulting from such division to receive a greater number of shares of Common Stock pursuant to the exercise of their Subscription Privileges than you would receive pursuant to the exercise of your Subscription Privilege if you had not divided your Rights Certificate. Consider that if you choose to have any such new Rights Certificate delivered to a different address, so indicate in Section 1 of your Rights Certificate. If you choose to have a new Rights Certificate sent, you might not receive any such new Rights Certificate in sufficient time to permit the exercise, assignment, transfer or sale of the Rights evidenced thereby.

If you have not indicated the number of shares of Common Stock being purchased, or if you have not forwarded full payment of the Subscription Price for the number of shares of Common Stock that you have indicated are being purchased, you will be deemed to have exercised the Subscription Privilege with respect to the maximum number of shares of Common Stock that may be purchased for the Subscription Price transmitted or delivered by you, and to the extent that the Subscription Price transmitted or delivered by you exceeds the product of the Subscription Price multiplied by the number of shares of Common Stock you are entitled to purchase as evidenced by the Rights Certificate(s) transmitted or delivered by you and no direction is given as to the excess, you will be deemed to have exercised your Subscription Privilege to the extent of your election and the excess will be refunded to you as soon as practicable.

2.	Conditions to Completion of the Rights Offering.

There are no conditions to the completion of the Rights Offering. However, the Company has the right to terminate the Rights Offering for any reason before the Rights expire.

3.	Delivery of Shares of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in your Rights Certificate.

(a) Subscription Privilege. As soon as practicable following receipt of a properly completed and signed Rights Certificate, the Subscription Agent will deliver to each validly exercising rights holder shares of Common Stock purchased pursuant to such exercise. Such shares will be issued in the same form, certificated or book-entry, as the Rights exercised by that rights holder.

(b) Return of Excess Payments. As soon as practicable, the Subscription Agent will promptly deliver to each rights holder any excess funds, without interest or deduction, received in payment of the applicable Subscription Price.

4.	Sell or Transfer Rights.

(a) Transfer of All or Less than All Unexercised Rights to One Designated Transferee. To transfer all of your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf, you must so indicate in box “E” and complete Section 2 of your Rights Certificate. A Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Rights Certificate issued. If you wish to transfer less than all of your unexercised Rights to one designated transferee or to a broker, dealer or nominee for sale on your behalf, so indicate in box “E” and complete Section 2 of your Rights Certificate and separately instruct the Subscription Agent as to the action to be taken with respect to the unexercised Rights not transferred. Such instructions must be medallion guaranteed by an Eligible Institution as discussed further at Section 6(c) below. If no such instructions are received, the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Rights. When completing such instructions, consider that you may only transfer whole Rights. In addition, if you only transfer part of your Rights, you may only transfer such number of whole Rights as will result in the transferee receiving a whole number of shares of Common Stock if the transferee exercises its Subscription Privilege in respect of the Rights transferred. If box “E” is checked but Section 2 is not completed, the Subscription Agent may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Rights evidenced by such Rights Certificate for all purposes, and neither the Subscription Agent nor the Company shall be affected by any notice to the contrary.

(b) Transfer of All or Less than All Unexercised Rights to More than One Designated Transferee. Because only the Subscription Agent can issue Rights Certificates, if you wish to transfer all or less than all of the unexercised Rights evidenced by your Rights Certificate to more than one designated transferee or to a broker, dealer or nominee for sale on your behalf, so indicate in box “E” and complete Section 2 and separately instruct the Subscription Agent as to the action to be taken with respect to the remaining unexercised Rights. Such instructions must be medallion guaranteed by an Eligible Institution as discussed further at Section 6(c) below. When completing such instructions, consider that you may only transfer whole Rights. In addition, if you only transfer part of your Rights, you may only transfer such number of whole Rights as will result in each transferee receiving a whole number of shares of Common Stock if each transferee exercises its Subscription Privilege in respect of the Rights transferred. Alternatively, you may first have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Section 5 below. Each Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in Section 4(a).

(c) Sale of All Unexercised Rights through the Subscription Agent. To sell all unexercised Rights evidenced by a Rights Certificate through the Subscription Agent, so indicate by checking box “C” and completing Section 1. IF THE SUBSCRIPTION AGENT SELLS ANY OF YOUR RIGHTS, SUCH RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE ACTUAL SALE PRICE RECEIVED IN SUCH SALE. As soon as practicable following such sale, the Subscription Agent will send the holder a check for the net proceeds from the sale of any Rights sold. The Subscription Agent’s obligation to execute sell orders is subject to its ability to find buyers for the Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY RIGHTS. You must have your order to sell your Rights to the Subscription Agent before 11:00 a.m., New York City time, on             ,                  , 2004, the fifth business day before the $8 Expiration Time. If the Subscription Agent cannot sell your Rights by 5:00 p.m., New York City time, on             ,                  , 2004, the third business day before the $8 Expiration Time, the Subscription Agent will hold your Rights Certificate for pick up by you at the Subscription Agent’s hand delivery address provided above. We encourage you to review the discussion in the Prospectus under the heading “The Rights Offering—Method of Transferring and Selling Rights” and “The Rights Offering—Sales of Rights Through the Subscription Agent.”

(d) Sale of Less than All Unexercised Rights through the Subscription Agent. You may have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Section 5 below. The Rights Certificate evidencing the number of unexercised Rights you intend to sell can then be sold by following the instructions in Section 4(c). When completing such instructions, consider that you may only request that the Subscription Agent sell whole Rights. In addition, if you only request that the Subscription Agent sell part of your Rights, you may only request that the Subscription Agent sell such number of whole Rights as will result in the purchaser receiving a whole number of shares of Common Stock if the purchaser exercises its Subscription Privilege in respect of the Rights sold. IF THE SUBSCRIPTION AGENT SELLS ANY OF YOUR RIGHTS, SUCH RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE ACTUAL SALE PRICE

RECEIVED IN SUCH SALE. As promptly as practicable following such sale, the Subscription Agent will send the holder a check for the net proceeds from the sale of any Rights sold. The Subscription Agent’s obligation to execute sell orders is subject to its ability to find buyers for the Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY RIGHTS. You must have your order to sell your Rights to the Subscription Agent before 11:00 a.m., New York City time, on             ,                  , 2004, the fifth business day before the $8 Expiration Time. If the Subscription Agent cannot sell your Rights by 5:00 p.m., New York City time, on             ,                  , 2004, the third business day before the $8 Expiration Time, the Subscription Agent will hold your Rights Certificate for pick up by you at the Subscription Agent’s hand delivery address provided above. We encourage you to review the discussion in the Prospectus under the heading “The Rights Offering—Method of Transferring and Selling Rights” and “The Rights Offering—Sales of Rights Through the Subscription Agent.”

5.	To Have a Rights Certificate Divided into Smaller Denominations.

Send your Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided), signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Rights Certificates to be issued and returned so that they can be used prior to the $7 Expiration Time or the $8 Expiration Time, as the case may be. Alternatively, you may assign your unexercised Rights to a bank or broker to effect such actions on your behalf. Your signature must be medallion guaranteed by an Eligible Institution if any of the new Rights Certificates are to be issued in a name other than that in which the old Rights Certificate was issued. A Rights Certificate may not be divided so that (through rounding or otherwise) you, together with any purchaser or transferee of part of your Rights (if applicable), will receive Rights entitling the rights holders of the new Rights Certificates resulting from such division to receive a greater number of shares of Common Stock pursuant to the exercise of their Subscription Privileges than you would receive pursuant to the exercise of your Subscription Privilege if you had not divided your Rights Certificate. Any instruction to the contrary will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee might not receive such new Rights Certificate(s) in time to enable the rights holder to exercise the Rights before the $7 Expiration Time or $8 Expiration Time, as the case may be, or sale or transfer the Rights by the $8 Expiration Time. Neither the Company nor the Subscription Agent will be liable to either a transferor or transferee for any such delays.

Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided that each such nominee holder certifies to the Subscription Agent and the Company on a Nominee Holder Certification Form the number of shares of Common Stock being subscribed for pursuant to the Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting and the applicable Subscription Price.

6.	Execution.

(a) Execution by Registered Holder(s). The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority, in its sole and absolute discretion.

(c) Signature Guarantees. Your signature must be medallion guaranteed by an Eligible Institution if you wish to transfer all or less than all of your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf as specified in Section 4(a), 4(b) or both.

7.	Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the $7 Expiration Time or the $8 Expiration Time, as the case may be.

8.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of holders of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Privilege may be effected by instructing DTC to transfer Rights (such Rights being “DTC Exercised Rights”) from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Privilege.

9.	Form W-9.

Each rights holder who elects to exercise, sell or transfer his, her or its Rights through the Subscription Agent must provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) and, where applicable, certification of such rights holder’s exemption from backup withholding on a Form W-9. Each foreign rights holder who elects to exercise, sell or transfer his, her or its Rights through the Subscription Agent should provide the Subscription Agent with certification of foreign status on a Form W-8. Copies of Form W-8 and additional copies of Form W-9 may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated above. Failure to provide the information on the form may subject such holder to federal income tax withholding with respect to any proceeds received by such rights holder (including funds to be remitted to rights holders in respect of Rights sold by the Subscription Agent (for those holders electing to have the Subscription Agent sell their Rights for them)).